Exhibit 5.1

Parr Brown Gee & Loveless, PC

101 South 200 East, Suite 700

Salt Lake City, Utah 84111

March 30, 2021

The Board of Directors

SkyWest, Inc.

444 South River Road

St. George, UT
84790

Re:

Form S-3 Registration Statement filed by SkyWest, Inc., a Utah corporation (the “Company”), relating to the offer, resale or other distribution by the United States Department of the Treasury (the “Selling Securityholder”) of Warrants to purchase in aggregate up to 310,231 shares of common stock, no par value per share (“Common Stock”) and the underlying 310,231 Warrant Shares

Ladies and Gentlemen:

We refer you to the Company’s Registration Statement on Form S-3 to which this opinion is an Exhibit (the “Registration Statement”) to be filed on or about the date hereof under the Securities Act of 1933, as amended, for the registration of the Warrants and the Warrant Shares.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed: (i) the articles of incorporation and bylaws of the Company as are currently in effect; (ii) a certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and shareholders; (iii) certificates and reports of various state authorities and public officials; (iv) the Warrant Agreement dated September 29, 2020 (the “September 2020 Warrant Agreement”) between the Company and the Selling Securityholder; (v) the Warrant to purchase 211,416 shares of the Company’s Common Stock dated September 29, 2020 (the “September 2020 Warrant”) issued by the Company to the Selling Securityholder pursuant to the September 2020 Warrant Agreement; (vi) the Warrant Agreement dated January 15, 2021 by and between the Company and the Selling Securityholder (the “January 2021 Warrant Agreement”); (vii) the Warrant to purchase 12,288 shares of the Company’s Common Stock dated January 15, 2021 (the “January 2021 Warrant”) issued by the Company to the Selling Securityholder pursuant to the January 2021 Warrant Agreement; (viii) the Warrant to purchase 86,527 shares of the Company’s Common Stock dated March 8, 2021 ( collectively with the September 2020 Warrant and the January 2021 Warrant, the “Warrants”) issued by the Company to the Selling Securityholder pursuant to the January 2021 Warrant Agreement and (ix) such other instruments and documents as we have deemed appropriate as a basis for the opinions hereinafter expressed. The shares of Common Stock underlying the Warrants are herein collectively referred to as the “Warrant Shares”. The September 2020 Warrant Agreement, the January 2021 Warrant Agreement and the Warrants are herein collectively referred to as the “Transaction Documents”.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that any Warrant Shares issued upon conversions made under the Transaction Documents will be made pursuant to the Transaction Documents in full accordance with the terms and conditions of the Transaction Documents.  As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.

In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Utah, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Utah.  We express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)	The Warrants have been duly authorized, executed and delivered by the Company; and
(ii)

The Warrant Shares have been duly authorized and, when issued and delivered as described in the Registration Statement and pursuant to the terms of the respective Transaction Documents, will be validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

PARR BROWN GEE & LOVELESS, PC